OFS Capital Management, LLC OFS CLO Management, LLC OFS Capital Corporation
OFS Credit Company, Inc.
Hancock Park Corporate Income, Inc.

Code of Ethics

Restated and Adopted on July 6, 2018

3.	Review and Dissemination of Certain Investment Related Information	24
4.	Determination of Materiality	24
5.	Policies and Procedures Relating to Paid Research Consultants and Expert Network Firms Regarding Securities	24
IV.	GIFTS, ENTERTAINMENT AND POLITICAL ACTIVITIES	27
A.	INTRODUCTION	27
B.	GIFTS AND ENTERTAINMENT POLICY	27
1.	Business Meals	27
2.	Providing Gifts	28
3.	Receiving Gifts	28
4.	Entertainment	29
5.	Travel and Lodging	29
6.	Providing Meals, Gifts and Entertainment to Public Officials and Union Employees	30
7.	Receipt of Meals, Gifts or Entertainment by Traders from Brokers/Agent Bank Employees	30
C.	POLITCAL ACTIVITY POLICY	30
1.	Introduction	30
2.	Indirect Violations	32
3.	Periodic Disclosure	32
V.	OUTSIDE BUSINESS ACTIVITIES AND EMPLOYEE RELATIONSHIPS	33
A.	OUTSIDE BUSINESS ACTIVITIES	33
B.	DIRECTOR AND OFFICER POSITIONS	33
C.	EMPLOYEE RELATIONSHIPS	34
VI.	ANTI-CORRUPTION POLICY	35
VII.	CIM COMPUTER ACCEPTABLE USE POLICY	38

I.	GENERAL (CODE OF ETHICS)

A.	INTRODUCTION

The Code of Ethics (“Code”) has been jointly adopted by OFS Capital Management and OFS CLO Management, LLC (collectively, “OFS Adviser” or the "Firm”)and certain entities that are controlled by or under common control with OFS Capital Management (“Affiliates”), as determined from time to time by Senior Management, and each of OFS Capital Corporation, Hancock Park Corporate Income, Inc., OFS Credit Company, Inc. and any investment company that OFS Adviser may sponsor and/or manage from time to time (each, an “OFS Fund” and collectively, “OFS Funds”) in order to establish applicable policies, guidelines and procedures that promote ethical practices and conduct by all Supervised Persons of OFS Adviser, including, but not limited to, certain employees, interns, temporary employees, principals and others designated by Compliance, and that prevent violations of applicable laws including the Investment Advisers Act of 1940, as amended (“Advisers Act”) and the Investment Company Act of 1940, as amended (“Company Act”).1 “Supervised Person” is defined as any director, officer, member or employee (or other person occupying similar status or performing similar functions) of OFS Adviser or any other person who provides investment advice on behalf of OFS Adviser and is subject to the supervision and control of OFS Adviser2. Unless instructed otherwise or approved by the Compliance Department, temporary employees and consultants will generally be deemed a Supervised Person if the employee’s or consultant’s work assignment or engagement exceeds ninety (90) calendar days. This Code is available to all Supervised Persons on OFS Adviser’s public network drive and Sharepoint site. All Supervised Persons must read it carefully and must verify at least annually (and at such other times that a Compliance Officer may request) that he or she has read, understands, and agrees to abide by the Code.

The Code is designed to address conflicts of interest that may arise in your personal dealings and those in which you engage on behalf of the Firm and its Advisory Clients3. The following policies comprise the Code consists and address certain conflicts:

•	the Personal Investment Policy,

1
The Code is adopted by OFS Adviser and each OFS Fund pursuant to and in accordance with the requirements of each of Rules 204A-1 and 206(4)- 7 under the Advisers Act and Rules 17j-1 and 38a-1under the Company Act.

2
The Chief Compliance Officer or his/her designee may consider any director, officer, member, principal or employee, including, but not limited to, intern and temporary employees, of an Affiliate of OFS Adviser to be a Supervised Person of OFS Adviser if the Chief Compliance Officer determines that such person performs services for OFS Adviser, through any staffing or similar agreement, such that the person would constitute a Supervised Person if such person was a director, officer, member, employee, intern or temporary employee of OFS Adviser. The Compliance Department maintains a list of all such persons and whether each person is (1) a Supervised Person and (2) an Access Person and will notify each person of relevant requirements.

The majority of OFS Adviser’s personnel are employees of Orchard First Source Capital, Inc., an Affiliate of OFS Adviser.

3
Advisory Client means any individual, group of individuals, partnership, trust, company or other investment fund entity for whom OFS Adviser acts as investment adviser. For example, any OFS Fund is an Advisory Client. For the avoidance of doubt, Advisory Clients include public and private investment funds, including comingled funds and single investor funds (“Funds”) and managed accounts managed by OFS Adviser, but do not include the underlying individual investors in such Funds (“Investors”), although certain protections afforded to Advisory Clients pursuant to this Code do extend to Investors through Rule 206(4)-8 of the Advisers Act.

•	the Inside Information Policy,

•	the Gifts and Entertainment Policy,

•	Political Activity Policy,

•	Outside Business Activities and Employee Relationships Policy, and

•	Anti-Corruption Policy.

OFS Adviser and each OFS Fund require that all Supervised Persons observe the applicable standards of care set forth in these policies and not seek to evade the provisions of the Code in any way, including through indirect acts by Related Persons or other associates.

All activities involving the OFS Funds are subject to the Company Act and the policies and procedures adopted by each OFS Fund in connection therewith as set forth in the Rule 38a-1
Compliance Manual (“38a-1 Manual”) for each OFS Fund. The obligations set forth in the Code and the 38a-1 Manual are in addition to and not in lieu of the policies and procedures set forth in the Firm’s Employee Handbook and any other Compliance Policies adopted by OFS Adviser in respect of the conduct of its business.

B.	STATEMENT OF STANDARDS OF BUSINESS CONDUCT

As a fundamental mandate, OFS Adviser and each OFS Fund demand the highest standards of ethical conduct and care from all Supervised Persons and OFS Fund Directors. Supervised Persons and OFS Fund Directors must abide by this basic business standard and must not take inappropriate advantage of their position with the Firm or OFS Fund. Each Supervised Person and OFS Fund Director is under a duty to exercise his or her authority and responsibility for the primary benefit of our Advisory Clients, including the OFS Funds, and the Firm, and may not have outside interests or engage in activities that inappropriately conflict or appear to conflict with the interests of the Firm or its Advisory Clients, including the OFS Funds. Examples of such conflicts include:

•	Engaging a service provider on behalf of Advisory Clients or the Firm in which you or your Related Person has a financial interest.

•	Accepting extravagant gifts or entertainment from a potential service provider to the Firm.

•	Making charitable donations at the request of a prospective Advisory Client when the Advisory Client will directly benefit from such donation.

•	Contributing to the reelection campaign of a Governor who has the authority to appoint pension plan board members who are responsible for selecting investment advisers for such pension plan.

•	Purchasing an interest in a company or property that you know the Firm is targeting for investment.

•	Assuming an outside position with a company that competes directly with the Firm.

The above list of examples is not exhaustive, and you, as a Supervised Person or OFS Fund Director, are responsible for assessing the unique facts and circumstances of your activities for potential conflicts and consulting with OFS Adviser’s Legal and Compliance department prior to engaging in such activities.
Each Supervised Person and OFS Fund Director must strive to avoid circumstances or conduct that adversely affect or that appear to adversely affect OFS Adviser or its Advisory Clients, including the OFS Funds. Every Supervised Person and OFS Fund Director must comply with applicable federal securities laws and must promptly report violations of the Code to a Compliance Officer. OFS Adviser strictly prohibits retaliation against any individual reporting suspected violations, who, in good faith, seeks help or reports known or suspected violations (even if the reported event is determined not to be a violation), including Supervised Persons who assist in making a report or who cooperate in an investigation (see Section I.E. Reporting and Sanctions).

GENERAL GUIDELINES

1.
Supervised Persons and OFS Directors may not employ any device, scheme or artifice to defraud an OFS Fund or any Advisory Client, make any untrue statement of a material fact to an OFS Fund or any Advisory Client, or omit to state a material fact necessary in order to make the statements not misleading, engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon an OFS Fund or any other Advisory Client, engage in any manipulative practice with respect to an OFS Fund or any other Advisory Client, or engage in any manipulative practice with respect to Securities, including price manipulation.

2.
Except with the prior written approval of a Compliance Officer, in consultation with a Supervised Person’s supervisor and/or Senior Management as necessary, a Supervised Person may not act as a director, officer, general partner, managing member, principal, proprietor, consultant, agent, representative, trustee or employee of any public or private entity or business other than an OFS Fund, OFS Adviser, or an Affiliate of OFS Adviser. (See Section IV)

3.
All Supervised Persons must disclose to OFS Adviser and their respective OFS Fund any interests they may have in any entity that is not affiliated with OFS Adviser or any OFS Fund and that has a known business relationship with OFS Adviser, an Affiliate of OFS Adviser or any OFS Fund.

4.
Except with the prior written approval of a Compliance Officer, and as specifically permitted by law, Supervised Persons may not have a material direct or indirect interest (e.g., as principal, co-principal, agent, member, partner, or material shareholder or beneficiary) in any transaction that conflicts with the interests of OFS Adviser or its Advisory Clients.

5.
Except with the prior written approval of a Compliance Officer, Access Persons may not invest in any Initial Public Offering (“IPO”) or Private Placement[4] (including hedge funds and other private investment vehicles). (See Section II.C.2) This requirement also applies to Private Placements that are Advisory Clients of OFS Adviser, such as OFS Credit Income Fund, L.P.

4
Private Placement is defined as an offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505 or rule 506 thereunder.

6.
No Supervised Person, except in the course of the rightful exercise of his or her job responsibilities, shall reveal to any other person, information regarding any Advisory Client or any investment or Security transaction being considered, recommended or executed on behalf of any Advisory Client. (See Section III.)

7.
No OFS Fund Director, except in the course of the rightful exercise of his or her board responsibilities, shall reveal to any other person information regarding any OFS Fund or any “Portfolio Company”, defined as any legal entity in which an OFS Fund or another Advisory Client holds an investment regardless of whether or not the investment is a Security, or any investment or Security transaction being considered, recommended, or executed on behalf of any other Advisory Client. (See Section III.)

8.
No Supervised Person shall make any recommendation concerning the purchase or sale of any Security by an Advisory Client without disclosing, to the extent known, the interest of the Firm or any Supervised Person, if any, in such Security or the issuer thereof, including, without limitation (a) any direct or indirect beneficial ownership of any Security of such issuer; (b) any contemplated transaction by such person in such Security; and (c) any present or proposed relationship with respect to such Security, issuer or its affiliates.

9.
Subject to certain exceptions permitted by applicable law, each OFS Fund shall not, directly or indirectly extend, maintain or arrange for the extension of credit or the renewal of an extension of credit, in the form of a personal loan to any officer or director of the Fund. Any Supervised Person or person who serves as a director on the board of directors of any OFS Fund (“OFS Fund Director”) who becomes aware that their respective OFS Fund may be extending or arranging for the extension of credit to a director or officer, or person serving an equivalent function, should notify and consult with a Compliance Officer to ensure that the proposed extension of credit complies with this Code and the applicable law.

10.	No Supervised Person shall engage in insider trading (as described in the “Inside Information Policy” in Section III.) whether for his or her own benefit or for the benefit of others.

11.
No Supervised Person may communicate material, nonpublic information concerning any Security, or its issuer, or Portfolio Company to anyone unless it is properly within his or her duties to do so. No OFS Fund Director may communicate material, nonpublic information concerning any Security of an issuer in which the OFS Fund Director knows, or, in the course of his or her duties as a director, should have known, OFS Fund has a current investment, or with respect to which an investment or Security is Being Considered for Purchase or Sale by any OFS Fund (“OFS Fund Portfolio Security”) or Portfolio Company of their respective OFS Fund to anyone unless it is properly within his or her duties to do so. A Security is “Being Considered for Purchase or Sale” when a recommendation to purchase or sell the Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. In all cases, a Security which has been recommended for purchase or sale pursuant to an Investment Committee memorandum, presentation, due diligence package or other formal Investment Committee recommendation shall be deemed to be a Security Being Considered for Purchase or Sale.

12.
Each Supervised Person shall complete a compliance questionnaire (the “Regulatory Compliance Disclosure”) prior to employment and annually thereafter, within the prescribed deadline, as provided by the Compliance Department, (“Compliance Due Date”) through the Firm’s automated compliance system. Each Supervised Person shall supplement the Regulatory Compliance Disclosure, as necessary, to reflect any material change between annual disclosures, and must immediately report if any of the conditions addressed in the Regulatory Compliance Disclosure become applicable to such Supervised Person.

13.	Every Supervised Person must avoid any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised. (See Section V)

14.
Access Persons are required to disclose to a Compliance Officer the existence of any account, as well as their personal holdings (and holdings of Related Persons) in Affiliated Accounts, immediately upon becoming an Access Person, and in no case later than ten (10) days beyond the date the individual becomes an Access Person. Such Affiliated Accounts must be disclosed even if they contain a zero balance or non- Reportable Securities. Access Persons are required to disclose accounts that are Managed Accounts; however, disclosing the holdings of such Managed Accounts is not required. With limited exceptions provided herein, Access Persons are also required to maintain brokerage accounts capable of holding Reportable Securities with Approved Brokers, which have contracted to provide holdings and transaction reporting to the Compliance Department on the Firm’s automated compliance system. Access Persons must confirm the accuracy and completeness of the information so provided to the Firm on a quarterly and annual basis by the Compliance Due Date. Initial and quarterly reports must disclose the existence of all accounts that hold or are capable of holding any Securities, even if none of those Securities fall within the definition of a “Reportable Security. (See Section II).

15.
The intentional creation, transmission or use of false rumors is inconsistent with the Firm’s commitment to high ethical standards and may violate the antifraud provisions of the Advisers Act, among other securities laws of the United States. Accordingly, no Supervised Person may maliciously create, disseminate or use false rumors. This prohibition covers oral and written communications, including the use of electronic communication media such as e-mail, PIN messages, instant messages, tweets, text messages, blogs and chat rooms. Because of the difficulty identifying “false” rumors, the Firm discourages Supervised Persons from creating, passing or using any rumor.

C.	PERIODIC COMPLIANCE AND TRAINING

Each Supervised Person is required to complete all assigned Compliance certifications and disclosures by the Compliance Due Date. Absent an exemption granted to you by a Compliance Officer, failure to complete such items by the Compliance Due Date will likely constitute a violation of this Code and may result in the imposition ofsanctions.
The Compliance Department also presents and/or coordinates mandatory training on this Code at least annually, and may assign mandatory or voluntary training at such other times as a Compliance Officer may determine are appropriate. Failure to participate in mandatory training sessions, unless excused in writing by a Compliance Officer, will likely constitute a violation of this Code and may lead to sanctions. The Compliance Department will maintain an attendance or completion list, as appropriate, of all Supervised Persons participating in such training sessions.

D.	ACKNOWLEDGMENT

Each Supervised Person must certify upon commencement of employment, at least annually thereafter, and at such other times as a Compliance Officer may determine, that he or she has read, understands, is subject to and has complied with the Code. Any Supervised Person who has any questions about the applicability of the Code to a particular situation should promptly consult with a Compliance Officer.

E.	REPORTING AND SANCTIONS

While compliance with the provisions of the Code is anticipated, Supervised Persons should be aware that, in response to any violations, the Firm (or any OFS FUND, as applicable) shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions. These sanctions may include, among others, verbal or written warnings, the reversal of trades, reallocation of trades to client accounts, disgorgement of profits deemed improper, suspension or termination of personal trading or investment privileges, reduction in bonus or bonus opportunity, monetary fines payable to a recognized charitable organization of the Supervised Person’s choice or, in more serious cases, suspension or termination of employment and/or the making of any civil or criminal referral to the appropriate governmental authorities.

Moreover, Supervised Persons are required to promptly report any violation(s) of this Code, any other compliance policies adopted by OFS Adviser or the Rule 38a-1 Manual adopted by any OFS Fund (collectively “Compliance Policies”), or any activity that may adversely affect the Firm’s or any OFS Fund’s business or reputation, to a Compliance Officer. The Compliance Department maintains a record of all violations of the Code and other Compliance Policies and any corrective actions taken. Supervised Persons are encouraged to identify themselves when reporting such conduct, but they may also report anonymously. Reporting should be made through a letter to a Compliance Officer or via the telephonic and electronic reporting procedures detailed in the Firm’s “Whistleblower Hotline Information” attached hereto as Attachment A. Further, all activities reported by Supervised Persons will be treated anonymously and confidentially (to the extent reasonably practicable) in order to encourage Supervised Persons to come forward with perceived problems. The Firm and each OFS Fund are committed to a full, unbiased review of any matter(s) raised.

The Firm and OFS Fund prohibit retaliation against any such personnel who, in good faith, seeks help or reports known or suspected violations (even if the reported event is determined not to be a violation), including personnel who assist in making a report or who cooperate in an investigation. Any Supervised Person who engages in retaliatory conduct will be subject to disciplinary action, up to and including termination of employment.

F.	ADDITIONAL RESTRICTIONS AND WAIVERS BY OFS ADVISER AND THE OFS FUNDS

From time to time, the CCO may determine that it is in the best interests of the Firm to subject certain Supervised Persons or other persons (i.e., consultants and third party service providers) to restrictions or requirements in addition to those set forth in the Code. In such cases, the affected persons will be notified of the additional restrictions or requirements and will be required to abide by them as if they were included in the Code. In addition, under extraordinary circumstances, the CCO may grant a waiver of certain of these restrictions or requirements contained in the Code on a case by case basis. In order for a Supervised Person to rely on any such waiver, it must be granted in writing.

Any waiver of the requirements of the Code for executive officers of any OFS Fund or any OFS Fund Director may be made only by the respective OFS Fund’s board of directors or a committee of the board, and must be promptly disclosed to shareholders of the OFS Fund as required by law or relevant exchange rule or regulation.

The Compliance Department maintains a log of all requests for exceptions and waivers and the determinations made with respect to such requests.

G.	REVIEW BY THE BOARD OF DIRECTORS OF EACH OFS FUND

The CCO will prepare a written report to be considered by the board of directors of each OFS Fund (1) quarterly, that identifies any violations of the Code with respect to each OFS Fund requiring significant remedial action during the past quarter and the nature of that remedial action; and (2) annually, that (a) describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon each OFS Fund’s and/or OFS Adviser’s experience under the Code, then- prevailing industry practices, or developments in applicable laws or regulations, and (c) certifies that each OFS Fund and OFS Adviser have each adopted procedures reasonably designed to prevent violations of the Code, and of the federal securities laws in accordance with the requirements of the Advisers Act and the Company Act.

The board of directors of each OFS Fund will also be asked to approve any material changes to the Code within six (6) months after the adoption of such change, based on a determination that the Code, as amended, contains policies and procedures reasonably designed to prevent violations of the federal securities laws.

H.	CCO REPORTING

The CCO will prepare a written report to be considered by Senior Management no less than annually, that (a) describes any issues arising under the Code since the last written report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon OFS Adviser’s experience under the Code, then-prevailing industry practices, or developments in applicable laws or regulations.
The CCO of each OFS Fund will prepare a written report to be considered by the OFS Fund Directors no less than annually, that (a) describes any issues arising under the Compliance Policies since the last written report, including, but not limited to, information about material violations of the Compliance Policies and sanctions imposed in response to such violations, and (b) identifies any recommended changes in existing restrictions or procedures based upon each OFS Fund’s and/or OFS Adviser’s experience under the Compliance Policies, then-prevailing industry practices, or developments in applicable laws or regulations.

I.	CONFLICT WITH EMPLOYEE HANDBOOK

Where this Code addresses policies that are also addressed in other corporate policies or in the Employee Handbook of Orchard First Source Capital, Inc. or another Affiliate by which a Supervised Person is employed, the policies herein are intended to augment, and not to supersede or replace, the relevant corporate or Employee Handbook policies. In the event of any conflict that would prohibit a Supervised Person from complying with both sets of policies, the Supervised Person should address the conflict to the Compliance Officer.

II.	PERSONAL INVESTMENT POLICY

A.	INTRODUCTION AND DEFINITIONS

The Advisers Act, specifically Rule 204A-1, requires “Access Persons” of a registered investment adviser, such as OFS Adviser, to provide periodic reports regarding transactions and holdings in Reportable Securities beneficially owned by Access Persons. Rule 17j-1 under the Company Act requires similar reports for “Access Persons” to a Fund, such as each of the OFS Funds.

The purpose of this Personal Investment Policy and related procedures is to advise Access Persons of their ethical and legal responsibilities with respect to Securities transactions involving (i) possible conflicts of interest with Advisory Clients, including the OFS Funds, and (ii) the possession and use of material, nonpublic information (“MNPI”). It is a violation of the Code for any Access Person of OFS Adviser or any OFS Fund to use their knowledge concerning a trade, pending trade, or contemplated trade or investment by an OFS Fund or any other Advisory Client to profit personally, directly or indirectly, as a result of such transaction, including by personally purchasing or selling such Securities.

The following definitions are utilized within this Personal Investments Policy and more broadly within the rest of the Code.

“Access Person” with respect to OFS Adviser means (a) any Supervised Person who (i) has access to nonpublic information regarding any Advisory Client’s purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Advisory Client (including any OFS Fund); or (ii) is involved in making Securities recommendations to Advisory Clients (including any OFS Fund), or has access to such recommendations that are nonpublic; and (b) all directors, officers and partners of OFS Adviser.5
For purposes of the Code, all Supervised Persons are generally considered to be Access Persons of OFS Adviser, and all Access Persons of OFS Adviser are considered to be Access Persons of each OFS Fund. OFS Fund Directors are also considered Access Persons of each OFS Fund but are generally exempt from Recordkeeping, Reporting and Statement of Restrictions requirements of Access Persons included in this Code, except as described in Section II.D below.

“Affiliate Account” means: (i) the personal Securities account of an Access Person or the account of any Related Person in which Reportable Securities may be held or transacted; (ii) any such

5
The Chief Compliance Officer or his/her designee may consider any director, officer, principal, member or employee, including, but not limited to, intern and temporary employees, of an Affiliate of OFS Adviser to be a Supervised Person, and Access Person if appropriate, of OFS Adviser if the Chief Compliance Officer determines that such person performs services for OFS Adviser, through any staffing or similar agreement, such that the person would constitute a Supervised Person or Access Person if such person was a director, officer, member, principal or employee, including an intern or temporary employee, of OFS Adviser. The Compliance Department will maintain a list of all such persons and whether each person is (1) a Supervised Person and (2) an Access Person and will notify each person of relevant requirements. The majority of OFS Adviser’s personnel are employees of Orchard First Source Capital, Inc., an Affiliate of OFS Adviser.

Securities account for which any Access Person serves as custodian, trustee, or otherwise acts in a fiduciary capacity or with respect to which an Access Person either has authority to make investment decisions or from time to time makes investment recommendations, except with respect to Advisory Clients; (iii) any such Securities account of any person, partnership, joint venture, trust or other entity in which an Access Person or his or her Related Person has Beneficial Ownership or other Beneficial Interest; and (iv) and accounts containing Reportable Funds of which an Access Person or his or her Related Person has Beneficial Ownership or Beneficial Interest.

“Beneficial Interest” means an interest whereby a person can, directly or indirectly, control the disposition of a Security or a Reportable Fund or derive a monetary, pecuniary or other right or benefit from the purchase, sale or ownership of a Security or a Reportable Fund (e.g., interest payments or dividends).

“Beneficial Ownership” of a Security, Reportable Fund or account means, consistent with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 16a- 1(a)(2) thereunder, ownership of Securities, Securities accounts, or Reportable Funds by or for the benefit of a person or his or her Related Person. Beneficial Ownership specifically includes any Security or account in which the Access Person or any Related Persons holds a direct or indirect Beneficial Interest or retains voting power (or the ability to direct such a vote) or investment power (which includes the power to acquire or dispose of, or the ability to direct the acquisition or disposition of, a Security, Securities accounts or Reportable Funds), directly or indirectly (e.g., by exercising a power of attorney or otherwise).

“Exempt Security” is any Security that falls into any of the following categories: (i) shares issued by open-end mutual funds (excluding exchange traded funds (“ETFs”), except Reportable Funds, if any; (ii) shares issued by money market funds; (iii) Security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iv) College Direct Savings Plans (e.g., 529 College Savings Program, etc.); (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (so long as such funds are not Reportable Funds); (vi) bankers’ acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vii) treasury obligations (e.g., T-bills, notes and bonds) or other Securities issued/guaranteed by the U.S. Government, its agencies, or instrumentalities (e.g., FNMA, GNMA).

“Related Person” means the spouse, domestic partner, child or stepchild, parent or stepparent, grandchild, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law, sister-in-law (including adoptive relationships) of an Access Person, who either resides with, or is financially dependent upon, the Access Person, or whose investments are controlled by the Access Person.

“Reportable Fund” means any Fund for which OFS Advisor or any Affiliate acts as investment adviser, sub-adviser or underwriter.

“Reportable Security” means every Security and Reportable Fund in which an Access Person or a Related Person has a Beneficial Ownership or other Beneficial Interest, except for an Exempt Security.
“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness6, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or a put, call, straddle, option or privilege, entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Note that Security has a different definition for purposes of the Inside Information Policy of the
Code.

B.	RECORDKEEPING AND REPORTING REQUIREMENTS

Under the Advisers Act and the Company Act, OFS Adviser and each OFS Fund are required to keep records of transactions in Reportable Securities in which Access Persons have Beneficial Ownership or a direct or indirect Beneficial Interest.

1.	Reports

The following personal Securities holding and transaction reporting requirements have been adopted to enable each of OFS Adviser and each OFS Fund to satisfy their legal and regulatory requirements:

•
In all cases, within ten (10) days of becoming an Access Person, every new Access Person shall submit to the Compliance Department, through the Firm’s automated compliance system, the required information about any accounts, including initial holding reports of Affiliated Accounts that hold or are capable of holding any Securities (including Securities excluded from the definition of a Reportable Security), which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person;

6	Note that, for most purposes, evidences of indebtedness are treated as “Securities” for securities law purposes; insider trading prohibitions are an exception to this general rule.

•
Within sixty (60) days of becoming an Access Person, every new Access Person must transfer all Affiliated Accounts in which the Access Person or his or her Related Persons have direct influence or control in the investment decisions (“Non-Managed Accounts”) and in which Reportable Securities are held or are capable of being held to a broker- dealer to which the Compliance Department has access via the Firm’s automated compliance system (an “Approved Broker”). Subsequently, any new Non-Managed Accounts opened on behalf of such Access Person or his or her Related Person in which Reportable Securities will be held or transacted must be established with an Approved Broker. The Compliance Department will maintain a list of Approved Brokers. Holdings and transactions in Reportable Securities in these accounts are reported to the Compliance Department by the Approved Brokers through the automated compliance system.

•	Any exception to the Approved Broker policy above must be approved in writing by a Compliance Officer.

•
By the Compliance Due Date and no later than thirty (30) days after each quarter end, every Access Person is required to certify all accounts via the Firm’s automated compliance system. Any updates to an Access Person’s accounts must be reported via the Firm’s automated compliance system within thirty (30) days of opening or closing of such Affiliated Account.

•
By the Compliance Due Date and no later than thirty (30) days after each quarter end, every Access Person is required to certify via the Firm’s automated compliance system, all transactions in Reportable Securities in Non-Managed Accounts, as recorded by the system during the quarter. Any transactions in Reportable Securities in a Non-Managed Account not included within the Firm’s automated compliance system should be reported separately by the Access Person.

•
By the Compliance Due Date and no later than forty-five (45) days following the end of each calendar year (i.e., February 14), every Access Person is required to certify, via the Firm’s automated compliance system, such Access Person’s accounts and Reportable Securities holdings in all Non-Managed Accounts as of year-end. Any holdings in Reportable Securities in a Non-Managed Account not included within the Firm’s automated compliance system should be reported separately by the Access Person.

2.	Determining Whether an Account is an Affiliated Account

In most cases, determining whether an Access Person or his or her Related Person has Beneficial Ownership of or a Beneficial Interest in the Reportable Securities held in an account (which would make such account an Affiliated Account for purposes hereof) is a straight-forward process. It is, however, important to note that, in some cases, an owner of an equity interest in an entity may be considered to have Beneficial Ownership of the assets of that entity. In general, equity holders are not deemed to have Beneficial Ownership of Securities held by an entity that is not “controlled” by the equity holders or in which the equity holders do not have or share investment control over the entity’s portfolio. Because the determination of whether an equity holder controls an entity or its investment decisions can be complicated, Access Persons are encouraged to seek guidance from a Compliance Officer. To the extent such guidance is not sought, any failure by an Access Person to properly identify all Affiliated Accounts will be treated as a violation of the Code.

3.	Managed Accounts

The Firm recognizes that it may be impossible or impractical for accounts that are controlled or invested by a third party, such as an investment adviser or broker (“Managed Accounts”), to comply with the Reporting and Restricted List procedures of the Code. Therefore, Managed Accounts are exempted from such procedures, provided that the Access Person cedes any and all control over investment decisions for the account (other than general asset class and objectives guidelines) to such third party and does not communicate with such person with respect to individual transactions for the account. Special rules apply with respect to whether an Access Person “controls” the investment decisions of an entity in which he or she invests; guidance from a Compliance Officer should be sought in such instances.

The Firm requires that general information regarding Managed Accounts, including broker, account title, account number, and the status of the account, be reported through the Firm’s automated compliance system. In order to properly establish a Managed Account, the Access Persons is required to provide to the Compliance Department evidence that full investment discretion has been provided to the third-party investment adviser or broker (e.g., provide the investment management agreement). Upon establishing a Managed Account in the Firm’s automated compliance system and quarterly thereafter, the Access Person is required to certify within the Firm’s automated compliance system that he or she does not participate, directly or indirectly in individual investment decisions in the Managed Account or be made aware of such decisions before transactions are executed.

4.	Non-Transferable Accounts

The Firm recognizes that it may be impossible or impracticable for certain types of Non- Managed Accounts (e.g. 401(k) accounts) of Access Persons or their Related Persons with other employers, an account pledged to secure a personal loan, etc. to be transferred to an Approved Broker. A Compliance Officer may exempt any such Non-Managed Account from the Approved Broker procedures set forth above provided that the Access Person shall be responsible for reporting transactions and holdings of Reportable Securities (e.g. shares of employer stock) in such account as set forth above and complying with the Restricted List procedures with respect to such Non-Managed Accounts.

The Firm requires that all such “non-transferable” Non-Managed Accounts be reported to the Compliance Department so that an exemption may properly be granted. General information regarding such accounts must be reported through the Firm’s automated compliance system. A Compliance Officer may, as a condition to exempting such Affiliated Accounts, require, initially and periodically thereafter, copies of account statements, a certification from the Access Person, or such other information as such Compliance Officer deems prudent.

5.	Transactions Subject to Review

All personal trading related disclosures and certifications are reviewed by a Compliance Officer and disclosed transactions are compared against the investments made or considered by each of the Advisory Clients. Such review and comparison are designed to evaluate compliance with the Code and further, to determine whether there have been any violations of applicable law. Reporting made by a Compliance Officer is reviewed by a different Compliance Officer so that no Compliance Officer is reviewing his or her own reporting.

C.	STATEMENT OF RESTRICTIONS

1.	Restricted List

No Access Person or Related Person may make a trade in a Security in which an Access Person or a Related Person has a Beneficial Ownership or other Beneficial Interest (“Personal Securities Trade”) in the Securities of an issuer listed on the Firm’s Restricted List. Before an Access Person or Related Person makes a Personal Securities Trade, the Access Person must review the Restricted List and confirm that neither the Security to be traded nor its issuer are listed thereon. The fact that a particular issuer or Security has been placed on the Restricted List is itself sensitive and confidential. The contents of the Restricted List should never be communicated to persons outside of the Firm except in the limited circumstances in which a Compliance Officer has determined that it is necessary and appropriate to disclose such information for bona fide business purposes. The Firm may place an issuer on the Restricted List at any time without prior notice to Access Persons. Therefore, Access Persons who obtain Securities of an issuer that is later placed on the Restricted List may be “frozen in,” or prohibited from disposing of such Securities, until the issuer has been removed from the Restricted List. Because Access Persons are already required to obtain pre-approval for the purchase or sale of any Private Placement (see below), the Restricted List is limited to issuers with a class of publicly-traded Securities.

(a)	Securities

The name of an issuer or Security could be placed on the Restricted List for many reasons, including when:

•	the Firm, any investment adviser Affiliate, or an Advisory Client purchases a Security of a particular issuer or such Security is Being Considered for Purchase or Sale;

•	the Firm or any investment adviser Affiliate executes a confidentiality agreement with or relating to an issuer;

•	the Firm, any investment adviser Affiliate, or an Advisory Client has declared itself “Private” with respect to an issuer in an electronic workspace;

•	the Firm becomes bound by a fiduciary obligation or other duty (for example, because an Access Person has become a board member of an issuer);

•	an Access Person becomes a member of an issuer’s board on behalf of the Firm or a Portfolio Company;

•	an Access Person becomes aware of (or is likely to become aware of) MNPI about a Security or issuer; or

•	the Firm, as determined by a Compliance Officer, has determined to include an issuer to avoid the appearance of impropriety and protect the Firm’s reputation for integrity and ethical conduct.

(b)	Procedures

The Compliance Department maintains and updates the Firm’s Restricted List. It is the responsibility of Access Persons, however, to ensure that the Firm’s Restricted List is accurate. Please refer to the Confidentiality Policy for further information on the relevant procedures.

•
Additions: Access Persons who become aware of any of the circumstances set forth in subsection 1.a) above, or who for any other reason believe an issuer or Security should be added to the Restricted List, should immediately notify a Compliance Officer in order to ensure that the Restricted List is updated.

•
Deletions: When the circumstances set forth in subsection 1.a) above no longer exist, or the Firm is no longer bound by the obligations giving rise to the inclusion of an issuer or Security on the Restricted List, Access Persons should notify a Compliance Officer so that the proposed removal can be assessed and the name of the issuer or Security can be promptly removed, as necessary, from the Restricted List.

•
Changes: From time to time, the Compliance Department will update the Restricted List as contemplated by this Personal Investment Policy and the Confidentiality Policy. Access Persons are responsible for checking the Restricted List in all cases before engaging in any Personal Securities Trade.

Generally, Securities that are on the Restricted List because OFS Adviser or an investment adviser Affiliate has entered into a confidentiality agreement, declared itself “private” or otherwise accessed MNPI with respect to an issuer, must stay on the list for at least one hundred eighty (180) days after the applicable Advisory Client(s) have liquidated the holding. A Compliance Officer may determine that a longer or shorter “stay” period is appropriate for issuers or Securities in such Compliance Officer’s sole discretion.

2.	Private Placements and Initial Public Offerings

No IPO may be purchased and no Private Placement of Securities may be purchased or sold for any Affiliated Account, except with the prior, express written approval of (i) the CCO or designee; or
(ii) where such Access Person is the CCO, the prior written approval of a member of Senior Management. Requests to make such investments shall be made through the Firm’s automated compliance system. A record of such approval (or denial), and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Advisers Act and the Company Act.

3.	Trades by OFS Fund Directors

OFS Fund Directors are prohibited from trading any OFS Fund Portfolio Security.

4.	Trades of OFS Fund Securities or CMCT

All Access Persons are prohibited from buying or selling shares issued by any OFS Fund or CIM Commercial Trust Corporation (“CMCT”), a public REIT managed by CIM Group, an Affiliate of OFS Adviser, except during an open trading window announced by a Compliance Officer. Except with the express written consent of the CCO, all Access Persons are prohibited from buying or selling options on, or futures or other derivatives related to, shares issued by any OFS Fund or CMCT, and are likewise prohibited from selling short, shares of any OFS Fund or CMCT.

5.	Trades by Access Persons Serving on Company Boards

Companies for which Access Persons serve on the board of directors may permit members of its board of directors to purchase or sell stock based on a predetermined schedule (such as a Rule 10b5- 1 Plan7) that is approved by the company (“Predetermined Schedule”). Personal Securities Trades made in accordance with a Predetermined Schedule by Access Persons who serve on the board of directors of such companies are exempt from the restriction against trading in Securities added to the Restricted List after the adoption of the Predetermined Schedule, however such Predetermined Schedules must be disclosed to a Compliance Officer prior to making the trade and are subject to the reporting requirements set forth in the section above. Further, purchases and sales of Securities by such company’s directors during an established trading window may be permitted with prior notice to, and at the discretion of, a Compliance Officer.

7
A Rule 10b5-1 plan is a written plan for trading Securities that is designed in accordance with Rule 105-1(c). Any person executing pre-planned transactions pursuant to a Rule 10b5-1 plan that was established in good faith at a time when that person was unaware of material nonpublic information has an affirmative defense against accusations of insider trading, even if actual trades made pursuant to the plan are executed at a time when the individual may be aware of material nonpublic information.

6.	No Personal Trades Through OFS Adviser’s Traders

No Personal Securities Trades may be effected through OFS Adviser’s trading personnel.

7.	Use of Brokerage for Personal or Family Benefit

No Access Person may, for direct or indirect personal or a Related Person’s benefit, execute a trade with a broker by using the influence (actual or implied) of OFS Adviser or any Access Person’s influence (actual or implied) with OFS Adviser.

8.	No “Front Running”

While the Code contains policies and procedures designed to promote ethical conduct with respect to Personal Securities Trades, irrespective of the application of any particular trading policy or restriction, no Personal Securities Trades may be effected by any Access Person who is aware or should be aware that (i) there is a pending buy or sell order in the Securities of that same issuer for any Advisory Client of OFS Adviser, or (ii) a purchase or sale of the Securities of that same issuer can reasonably be anticipated for an OFS Adviser Advisory Client in the next five (5) calendar days. No Personal Securities Trade may be executed with a view toward making a profit from a change in price of such Security resulting from anticipated transactions by or for OFS Adviser’s Advisory Clients.

D.	REQUIREMENTS OF DISINTERESTED DIRECTORS

The Recordkeeping, Reporting, and Statement of Restrictions provisions listed above (except those in Section II(C)(3-4) do not apply to any OFS Fund Director who is not an interested person of any OFS Fund within the meaning of Section 2(a)(19) of the Company Act (“Disinterested Directors”) of each of the OFS Funds, except as the following describes. A Disinterested Director need only report a transaction if, at the time of a Personal Securities Trade in a Reportable Security, the Disinterested Director knew, or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) day period immediately preceding or after the date of the transaction, their OFS Fund purchased or sold the Security or the Security was Being Considered for Purchase or Sale by their OFS Fund or OFS Adviser.

III.	INSIDE INFORMATION POLICY

A.	INTRODUCTION

The prohibitions against insider trading set forth in the federal securities laws play an essential role in maintaining the fairness, health and integrity of our markets. These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that Advisory Client’s trust and confidence are not compromised in any way. Consistent with these principals, OFS Adviser forbids any Supervised Person from (i) trading Securities for the Firm, any Advisory Client or any account in which a Supervised Person has a Beneficial Interest, if that Supervised Person is “aware” of material and nonpublic information (“MNPI” or “Inside Information”) concerning an issuer; or (ii) communicating MNPI to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to all Supervised Persons, and extends to activities within and outside of each Supervised Person’s duties at OFS Adviser or with any OFS Fund.

The term “insider trading” is not specifically defined under the federal securities laws (most guidance in this area can be found under case law and related judicial decisions), but generally is used to refer to improper trading in Securities8 on the basis of MNPI (whether or not the person trading is an insider). A person is generally deemed to trade “on the basis of MNPI if that person is aware of MNPI when making the purchase or sale, regardless of whether the person specifically relied on the information in making an investment decision. It is generally understood that the law prohibits trading by an insider on the basis of MNPI about the Security or issuer. To be held liable under the law, the person trading generally must violate a duty of trust or confidence owed directly, indirectly or derivatively to the issuer of that Security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information (e.g., an employer). The law also prohibits the communication of inside information to others and provides for penalties and punitive damages against the “tipper” even if he or she does not gain personally from the improper trading.

8	OFS Adviser often transacts in syndicated or other loan interests on the basis of information that is not available to other members of the syndicate,

or to the public in general; however, for the limited purpose of this policy, “Securities” (as defined in the Exchange Act) do not include such loan interests or other “evidences of indebtedness.” If you are uncertain as to whether a particular investment is a “security” for purposes of this policy, contact the Legal/Compliance Department.

B.	KEY TERMS

1.	What is a “Security”?

The Exchange Act, which covers insider trading, defines “Security” very broadly to include most types of financial instruments,9 except bank debt.10 There may be instances where Supervised Persons receive information about such investments that is not generally known by other institutional investors - even those institutional investors who may be similarly situated (e.g., lenders that are privy to nonpublic information and have access to bank-level information or primary lender meetings). Although trading in “non-security” investments on the basis of nonpublic information is not prohibited by federal securities laws, such trading may be prohibited by fiduciary obligations, other federal or state statutes, or contractual obligations such as confidentiality agreements11. In situations where OFS Adviser has access to MNPI to which other potential investors/counterparties may not have access, Supervised Persons should consult with a Compliance Officer or Senior Management, as appropriate, as to whether a proposed purchase or sale of an investment should be made, and, if made, should include the use of a “Big Boy” letter (see the Firm’s Confidentiality Policy), a confidentiality agreement (see the Firm’s Confidentiality Policy), or, if the investment is a syndicated loan, the execution by OFS Adviser of the standard LSTA form, which includes disclosure concerning the possibility of access to such information. In addition, even if trading in a “non-security” investment is permissible because the above standards are met, Supervised Persons are still prohibited from trading in any Securities issued by the relevant borrower, either for an Advisory Client or themselves, if the information obtained would be material with respect to the Securities transaction. This would also include indirect participation in such a transaction; for example, by participating in an Investment Committee meeting in which a decision regarding such Securities was being considered.

2.	Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys,

9
For purposes of the Inside Information Policy, “Security” means any note, stock, treasury stock, security feature, security-based swap, bond, debenture, certificate of interest or participation in any profit-sharing agreement or in any oil, gas, or other mineral royalty or lease, any collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any instrument commonly known as a “security”; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, or warrant or right to subscribe to or purchase, any of the foregoing; but shall not include currency or any note, draft, bill of exchange, or banker's acceptance which has a maturity at the time of issuance of not exceeding nine months, exclusive of days of grace, or any renewal thereof the maturity of which is likewise limited.

10	Note that, for most purposes, evidences of indebtedness are treated as “securities” for securities law purposes; insider trading prohibitions are an exception to this general rule.

11
The Compliance Department maintains the CCO Approval List on the Firm’s Restricted List and Advisory Clients may not transact in these investments unless an exception to the prohibition from trading a security on the Restricted List has been granted by the CCO or his or her designee. Please refer to the Confidentiality Policy for more information.

accountants, consultants, bank lending officers, investment advisers (such as OFS Adviser) and the employees of such organizations. OFS Adviser may become a temporary insider by signing a confidentiality agreement or by accessing material nonpublic information on a private electronic workspace.

3.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material” information generally is defined as information with respect to which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities.

Among other things, the following types of information are generally regarded as “material”:

•	dividend or earnings announcements

•	write-downs or write-offs of assets

•	additions to reserves for bad debts or contingent liabilities

•	expansion or curtailment of company or major division operations

•	merger, joint venture announcements

•	new product/service/marketing announcements

•	new supplier/manufacturing/production announcements

•	material charge/impairment announcements

•	senior management changes

•	changes in control

•	material restatement of previously issued financial statements

•	discovery or research developments

•	criminal indictments and civil and government investigations, litigations and/or settlements

•	pending labor disputes

•	debt service or liquidity problems

•	bankruptcy or insolvency problems

•	tender offers, stock repurchase plans, etc.

•	recapitalizations

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

4.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation would be considered public. Supervised Persons should seek specific guidance from a Compliance Officer in situations where information concerning an issuer or its affiliated entities (e.g., subsidiaries) may not have been made available to the investment community generally but was made available to a group of institutional investors.

5.	Contacts with Companies

From time to time, Supervised Persons may meet with members of senior management at publicly-traded companies associated with an investment, or a prospective investment. OFS Adviser may make investment decisions on the basis of the Firm’s conclusions formed through such contacts and analysis of publicly-available information regarding foreign and U.S. companies. Difficult legal issues arise when, during these contacts, a Supervised Person becomes aware of MNPI about those companies. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to a Supervised Person, a broker or a securities analyst, or if an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Supervised Persons should immediately contact a Compliance Officer if he or she believes that he or she may have received MNPI about a publicly traded company.

6.	Tender Offers

Tender offers raise heightened concerns in the law of insider trading for two reasons. First, tender offer activity often produces gyrations in the price of the target company’s Securities. Trading during this period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of MNPI regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons should exercise caution any time they become aware of nonpublic information relating to a tender offer.

7.	Penalties for Insider Trading

Penalties for trading on or inappropriately communicating MNPI are severe, both for the individuals involved and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violations. Penalties include:

•	civil injunctions;

•	disgorgement of profits;

•	punitive damages (i.e., fines for the person who committed the violation of up to three (3) times the profit gained or loss avoided, irrespective of whether the person actually benefited personally);

•	felony convictions which include possible jail sentences; and

•	fines and sanctions against the employer or other controlling person.

C.	INSIDER TRADING PROCEDURES

The following procedures have been established to assist Supervised Persons in avoiding insider trading, and to aid OFS Adviser in preventing, detecting and imposing sanctions for insider trading. The following procedures should be read in conjunction with other policies set forth in this Code, and in the Compliance Policies.

1.Identifying Inside Information

Before trading in the Securities of a company about which they may have potential MNPI, Supervised Persons should ask themselves the following questions:

•
Is the information material? Is this information that an investor would consider important in making his or her investment decisions (e.g., whether the investor should buy, sell or hold a Security)? Is this information that would substantially affect the market price of the Securities if generally disclosed?

•
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation? Remember that information that has been communicated to a relatively large group of sophisticated investors does not by itself mean that the information is public (e.g., large group of potential bank debt investors during an invitation only meeting).

2.	Restricting Access to Material and Nonpublic Information

Care should be taken so that MNPI is secure. For example, files containing MNPI should be sealed or locked; access to computer files containing MNPI should be restricted. As a general matter, materials containing such information should not be removed from the Firm’s premises and, if they are, appropriate measures should be maintained to protect the materials from loss or disclosure. Among other things, Supervised Persons should:

•	distribute materials containing MNPI only on a need-to-know” basis;

•	take care so that telephone conversations cannot be overheard when discussing matters involving MNPI (e.g., speaker telephones should generally be used in a way so that outsiders who might be in OFS Advisers’ offices are not inadvertently exposed to this information);

•	limit access to offices and conference rooms when these rooms contain MNPI; and

•	not leave materials containing MNPI displayed on the computer viewing screen when they leave their computers unattended.

3.	Review and Dissemination of Certain Investment Related Information

As part of its consideration of certain investments, including in certain types of “non-Securities” (e.g., bank debt instruments), the Firm may enter into confidentiality agreements with third parties (e.g., issuers, sponsors, syndicate members or other lenders) that could have implications for the Firm’s compliance with federal securities laws. Those agreements may sometimes contain so-called “stand- still” provisions, which specifically restrict the Firm’s activity in Securities of identified issuers, but more typically simply raise the possibility that nonpublic information may be disclosed to the recipient and seek the receiving party’s acknowledgment of that understanding and agreement not to disclose any MNPI transmitted. The procedures for executing confidentiality agreements are set forth in the Firm’s Confidentiality Policy. Many potential counterparties or their agents specifically require that potential investors sign a confidentiality agreement before they will be provided access to investment- related information. Because of the importance of our policies regarding access to and use of confidential information, confidentiality agreements may only be reviewed, negotiated and executed as set forth in the Firm’s Confidentiality Policy.

4.	Determination of Materiality

Given the unique asset classes in which OFS Adviser typically invests, Supervised Persons may receive detailed information about a Security that may not be otherwise readily available to the investing public. The issue of “materiality” and the ultimate determination as to whether the information provided rises to the level of MNPI should not be made independently by a Supervised Person. Rather, the individual should contact a Compliance Officer so that an analysis may be performed and an informed determination may be made. Unless otherwise determined by a Compliance Officer, in consultation with investment staff and outside legal counsel, as appropriate, information received about a publicly-traded Security that is not readily available to the investing public shall be deemed to be and treated as material.

5.Policies and Procedures Relating to Paid Research Consultants and Expert Network Firms Regarding Securities

While it is permissible to utilize consultants who may provide information relating to Securities as part of the research process, OFS Adviser must be particularly sensitive about the information that these consultants provide. Accordingly, OFS Adviser has adopted the following procedures with which all Supervised Persons must comply in connection with their contact and interaction with paid consultants who provide information relating to Securities or their issuers:

•
The Supervised Person must obtain the prior written approval of a Compliance Officer before engaging a paid consultant if; (1) substantive information related to a Security or its issuer will be discussed as part of the engagement; and/or (2) the consultant is either employed with an issuer of Securities at the time of the engagement or was employed with such an issuer within six months of the engagement. The Compliance Department will maintain a log of all such engagements.

•
Prior to the commencement of a phone call or meeting with a paid consultant where (i) it is anticipated that substantive information related to a Security or its issuer will be discussed, and/or (ii) the consultant is either employed with an issuer of Securities at the time of the call or was employed with such an issuer within six months of the call, the Supervised Person must inform such consultant that:

(i)	the Firm may invest in the public and non-public Securities and private debt markets,

(ii)	the Firm does not wish to receive MNPI,

(iii)	the purpose of speaking with such consultant is to obtain his/her independent insight as it relates to a particular industry, sector or company, and

(iv)	such consultant should not share any MNPI or confidential information that he/she may have a duty to keep confidential or that he/she otherwise should not disclose.

•	The Supervised Person should also confirm with such consultant that he/she will not be violating any agreement, duty or obligation such consultant may have with any employer or other institution.

•
Supervised Persons must keep and maintain logs of all call or conversations with such consultants, which should include the date/time of the conversation, the name of the consultant and a summary of the information discussed on the call.

•
In the event that a Supervised Person learns or has reason to suspect that he or she has been provided with confidential or MNPI relating to a Security from a consultant, the Supervised Person must immediately contact a Compliance Officer prior to either communicating such confidential or material nonpublic information to anyone else, or making any investment or trading decisions.

Agreements with paid research consultants and expert network firms who provide information relating to Securities must be pre-approved by a Compliance Officer and may be signed only by (i) Bilal Rashid on behalf of Senior Management in the case of Advisory Clients other than OCV I; and
(ii) Mark Yung on behalf of Senior Management only in the case of OCV I, after consultation with, and approval by, a Compliance Officer. Depending on the facts and circumstances, the CCO may impose other conditions on the engagement of consultants or on the conduct of the engagement, including, but not limited to, the participation of a Compliance Officer on any phone calls or in any correspondence between the consultant and the Firm.

IV.	GIFTS, ENTERTAINMENT AND POLITICAL ACTIVITIES

A.	INTRODUCTION

OFS Adviser attempts to minimize any activity that might give rise to a question as to whether the Firm’s objectivity as a fiduciary has been compromised.

B.	GIFTS AND ENTERTAINMENT POLICY

One possible area of fiduciary concern relates to providing or receiving meals, gifts or entertainment from third parties with which OFS Adviser or its Advisory Clients, including each OFS Fund, joint business partners, service providers and current and prospective clients (collectively “Outside Parties” and each an “Outside Party”), do business.

Supervised Persons are strictly prohibited from soliciting anything of value from Outside Parties. Further, no Supervised Person may give or receive any gift, meal or entertainment that could or is intended to influence decision-making or to make a person beholden, in any way, to another person or company that seeks to do or is currently doing business with the Firm or its Advisory Clients. Lavish or luxurious gifts and entertainment, and gifts and entertainment that are received or provided on a frequent basis, are generally deemed to meet this standard and, unless a Compliance Officer indicates otherwise, are prohibited. In addition, depending upon a Supervised Person’s responsibilities, specific regulatory requirements may dictate the types and extent of gifts and entertainment that Supervised Persons may give or receive. The Firm is committed to competing solely on the merit of its products and services, and Supervised Persons should avoid any actions that create a perception that favorable treatment of Outside Parties by the Firm was sought, received or given in exchange for gifts or entertainment.

1.	Business Meals

Supervised Persons may share meals with Outside Parties in the ordinary course of business. Meals received by Supervised Persons from Outside Parties should not exceed $250 per person per meal. Meals provided by Supervised Persons to Outside Parties are generally permissible and should also not exceed $250 per person per meal, subject to certain pre-approval requirements applicable to providing meals to Public Officials. A “Public Official” means anyperson who is employed full- or part-time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or byindependent agencies, state-owned businesses, state-controlled businesses or public academic institutions. This would include, for example, employees of sovereign wealth funds, government-sponsored pension plans (i.e. pension plans for the benefit of government employees), heads of state, lower level employees of state-controlled businesses and government-sponsored university endowments. “Public Official” also includes political party officials and candidates for political office.

2.	Providing Gifts

Any Supervised Person who offers a gift to an Outside Party must be sure that it cannot reasonably be interpreted as an attempt to gain an unfair business advantage or otherwise reflect negatively upon the Firm. In addition, a Supervised Person may never use personal funds or resources to do something that cannot be done with Firm resources. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other items of value. Supervised Persons are prohibited from giving gifts of cash, cash equivalents (such as gift cards and gift certificates) and securities to Outside Parties. This policy does not prohibit the provision of occasional or nominal non-cash gift items, such as holiday gifts, to Outside Parties so long as the value of the gift(s) provided by a Supervised Person to any one recipient over a calendar year does not exceed
$250. Once the aggregate amount proposed to be provided by a Supervised Person to any one recipient during one calendar year exceeds $250, that Supervised Person must obtain pre- approval from a member of Senior Management and a Compliance Officer. Such request should be submitted via the Firm’s automated compliance system. Further, anything of value to be provided to Public Officials requires pre-approval from a Compliance Officer. Such requests should be submitted via the Firm’s automated compliance system.

The Compliance Department shall periodically review gifts provided for compliance with this Code as part of quarterly expense reimbursement review process.

If you are unsure of OFS Adviser’s policy with respect to providing gifts in any circumstance, you should consult with a Compliance Officer.

3.	Receiving Gifts

No Supervised Person should obtain any material personal benefits or favors because of his or her position with the Firm. Each Supervised Person’s decisions on behalf of the Firm must be free from undue influence. Soliciting gifts from Outside Parties is strictly prohibited. A gift may include any services or merchandise of any kind or discounts on merchandise or services and other items of value. Supervised Persons are prohibited from receiving gifts of cash, cash equivalents (such as gift cards and gift certificates) and securities from Outside Parties. This policy does not prohibit the receipt of occasional or nominal non-cash gift items, such as holiday gifts, so long as the value of the gift(s) received by a Supervised Person from any one source over a calendar year does not exceed $250. Any gift that will cause the total received by that Supervised Person from a single source to exceed $250 for the calendar year, and any additional gift thereafter received during the calendar year, requires pre- approval by a Compliance Officer. Such requests should be submitted via the Firm’s automated compliance system.

Gifts in any amount received by a Supervised Person from an Outside Party, except for gifts of nominal value (e.g., logo items, including pens, notepads, coffee mugs and baseball caps) must be reported via the Firm’s automated compliance system at the time of receipt.

The Compliance Department will periodically review gifts received for reasonableness, propriety and compliance with this policy.

4.	Entertainment

The gift policies above are not intended to prohibit the acceptance or provision of non- extravagant entertainment that facilitates the handling of the Firm’s business. Thus, normal and customary entertainment (e.g., concerts, exhibitions or games featuring local sports teams, where the person providing the entertainment is present), that is not frequent or “lavish” and does not influence the selection of Outside Parties, is acceptable. Note, entertainment provided by or to a Supervised Person where the person providing the entertainment does not attend should be treated as a “gift.” Also, if you bring a personal acquaintance to an entertainment event hosted by an Outside Party, your guest’s ticket should be treated as a “gift.” Business meals are not considered entertainment for purposes of this Policy (see Section IV.B. 1. “Business Meals” above for additional information).

No Supervised Person may provide or accept extravagant or excessive entertainment to or from an Outside Party. Any entertainment that a Supervised Person reasonably expects to exceed $1,000 in market value per person must be pre-approved by a Compliance Officer. Such requests should be submitted via the Firm’s automated compliance system. Further, entertainment of any value to be provided to Public Officials requires pre-approval from a Compliance Officer. Such requests should be submitted via the Firm’s automated compliance system.

Entertainment in any amount received by a Supervised Person must be reported via the Firm’s automated compliance system within a reasonable amount of time of participating in such entertainment and no later than 30 days of participation in such event. Entertainment provided to Outside Parties is not required to be reported in the Firm’s automated compliance system, as OFS Adviser shall track all entertainment expenses in the Firm’s corporate accounting records. The Compliance Department periodically reviews entertainment provided by Supervised Persons for compliance with this Code as part of its quarterly expense reimbursement review process.

5.	Travel and Lodging

You may occasionally be invited to conferences or other events by Outside Parties, which include an offer of travel and/or lodging. In the event that you receive such offers, you must obtain approval from the Compliance Department prior to accepting the travel and/or lodging. Requests to accept travel or lodging that appear to be exorbitant in price and/or luxurious in nature will generally be denied. All travel and lodging received from Outside Parties must be also disclosed. Requests and disclosures should be submitted via the Firm’s automated compliance system.

6.	Providing Meals, Gifts and Entertainment to Public Officials and Union Employees

Specific requirements and restrictions apply regarding the offering of meals, gifts and entertainment to Public Officials and can vary depending on the governmental branch/body, state or other jurisdiction. For example, many government pension plans place strict limits on the value of any meal provided by a service provider, such as the Firm, to the pension plans’ employees. Certain jurisdictions even ban service providers from providing anything of value to their public employees, including promotional items of nominal value. Penalties for violating these gift laws can range from monetary fines to disqualification from RFP participation and rescindment of existing investment mandates. Private unions are subject to Department of Labor gift rules and regulations and service providers, such as the Firm, must comply with prescribed limits and reporting requirements when providing gifts and meals to union employees. Accordingly, it is against Firm policy to offer or give meals, gifts, entertainment or anything of value to Public Officials or union officials or employees unless the regulations applicable to that individual permit acceptance of such items. Further, Supervised Persons are prohibited from offering or giving anything of value, including nominal items or snacks, to Public Officials or union officials or employees without first obtaining the approval of a Compliance Officer. Such requests for prior approval should be submitted via the Firm’s automated compliance system.

If you are unsure of applicable laws, rules and regulations with respect to providing gifts, meals and entertainment to Public Officials and union employees or officials in any circumstance, you should consult with a Compliance Officer.

7.	Receipt of Meals, Gifts or Entertainment by Traders from Brokers/Agent Bank Employees

Traders or other investment professionals with the ability to influence the selection of brokers/agent banks with respect to trading in Securities and broadly syndicated loansare prohibited from receiving meals, gifts or entertainment in any value from an employee of such broker/agent bank without preapproval from a Compliance Officer. Such request for pre-approval should be submitted via the Firm’s automated compliance system.

C.	POLITICAL ACTIVITY POLICY

1.	Introduction

The SEC, along with certain states, municipalities and public pension plans, have adopted regulations limiting or completely disqualifying investment advisers from providing services to, or accepting placements from, a government entity if certain political contributions12 are made or solicited13 by the Firm, certain of its Supervised Persons, or, in some instances, a Supervised Person’s Related Persons. Under these “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee or other political organization at practically every level of government (including local, state and federal) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the firm to repay compensation received by the Firm in connection with such services or placements.

OFS Adviser and its Affiliates (other than natural persons, as provided below) generally do not make or solicit contributions in any amount to any federal, state, county or local political campaign, candidate or officeholder, or any political organization (e.g., political party committee and political action committee (“PAC”)). As such, Supervised Persons are prohibited from making or soliciting contributions in the name of or on behalf of OFS Advisers and/or its Affiliates unless otherwise approved by the Compliance Department and a member of Senior Management.

No Supervised Person of the Firm or his/her Related Persons may engage in any Political Activity for any federal, state, county, or local political campaign, candidate or officeholder, or any political organizations (e.g., political party committee, political action committee), without the prior written approval of a Compliance Officer. Such requests should be submitted via the Firm’s automated compliance system. “Political Activity” is defined as monetary or in-kind campaign contributions to, or for the benefit of, any government official, candidate running for office, political party or legislative leadership, politically active non-profit, ballot measure committee or PAC as well as the solicitation and coordination of campaign contributions. Volunteering for a campaign that does not include solicitation or coordination of campaign contributions does not require pre- approval.

A Supervised Person must submit a Political Activity pre-approval request on behalf of the Supervised Person (or his or her Related Person) through the Firm’s automated compliance system prior to engaging in Political Activity, and such submission must include all pertinent information related to the proposed activity, including, but not limited to, the individual wishing to contribute, amount of the contribution, the name of the intended recipient, the nature of the recipient’s candidacy, whether the proposed recipient holds an existing political office (whether local, state or federal), and whether the Supervised Person (or his or her Related Person, where applicable) is legally entitled to vote for the proposed recipient. Because of the serious nature of the sanctions applicable to a pay to play violation, requests to engage in Political Activity for the benefit of state and local officials and candidates are generally limited and/or declined, depending on whether a Supervised Person is legally entitled to vote

12
Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services) or anything else of value provided for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

13
Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign or political organization, including direct solicitation, hosting of events and/or aggregating, coordinating or “bundling” the contributions of others.

for the candidate. As such, requests to contribute to state or local candidates and officials may be approved up to $350, where the Supervised Person is legally entitled to vote for the candidate, and is limited to $150 or less, where a Supervised Person is not legally entitled to vote for the candidate or where the relevant jurisdiction imposes more restrictive limits. A Compliance Officer may elect to deny the proposed Political Activity for any reason, even if one of the general exceptions noted above is met.
The Firm expects that every Supervised Person will explain the importance of compliance with this policy to his/her Related Persons, and ensure their clear understanding of the obligation to follow these requirements. Moreover, the applicable laws in this area are complex and a trap for the unwary -
- no Supervised Person should attempt to decide for himself or herself whether a Political Activity is prohibited or permissible.

2.	Indirect Violations

The pay to play laws also prohibit actions taken indirectly that the Firm or its Supervised Persons could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may result in a prohibition on the Firm from receiving compensation and result in other sanctions, including possible criminal penalties. If any Supervised Person learns of facts and circumstances suggesting a possible indirect violation, that Supervised Person must report such facts and circumstances to a Compliance Officer immediately.

3.	Periodic Disclosure

In order to ensure compliance with this policy, every Supervised Person must submit via the Firm’s automated compliance system, a disclosure and certification setting forth all Political Activity by the Supervised Person and his/her Related Persons for the previous two (2) years or confirming that no such contributions have been made, prior to and at commencement of employment. Supervised Persons are also required to disclose and certify all Political Activity in which they or their Related Persons have engaged on a quarterly basis.

V.	OUTSIDE BUSINESS ACTIVITIES AND EMPLOYEE RELATIONSHIPS

A.	OUTSIDE BUSINESS ACTIVITIES

From time to time, Supervised Persons may be asked and/or desire to own, work for or serve as general partners, managing members, principals, proprietors, consultants, agents, representatives, or employees of outside organizations, all of which are considered “Outside Business Activities”. These organizations may include public or private corporations, limited and general partnerships, businesses, family trusts, endowments and foundations.

Outside Business Activities may, however, create potential conflicts of interest and/or provide access to MNPI. So that the Compliance Department can address these potential issues, Supervised Persons must obtain pre-approval from their supervisor and a Compliance Officer to engage in Outside Business Activities. Approval should be requested through the Firm’s automated compliance system.

Prior approval is generally not required to assume positions with charitable and other non-profit organizations or civic and trade associations. However, if your responsibilities will involve the provision of investment advice, such as participation on the investment committee of a non-profit organization, or the organization is a client or business partner of the Firm or its Affiliates, you must obtain pre-approval from a Compliance Officer.

B.	DIRECTOR AND OFFICER POSITIONS

In other instances, Supervised Persons may be asked or desire to serve as a director, trustee or officer for organizations unaffiliated with the Firm and its affiliates (“Outside Director and Officer Positions”) or fororganizations that are affiliated with the Firm, such as a Portfolio Company (“Affiliated Director and Officer Positions”).
As a prospective board member, trustee or officer, it is critical that you coordinate with the Compliance Department to ensure that potential conflicts of interest are addressed and special measures are taken to handle and maintain the confidentiality of any information that you may obtain in your new position. As such, in the event that you wish to assume an Outside Director and Officer Position, you must obtain pre-approval from your supervisor and a Compliance Officer. However, if you are assuming an Affiliated Director and Officer Position, you must only disclose your new position to the Compliance Department and in a timely manner. Such disclosures and requests for pre-approval should be made through the Firm’s automated compliance system.

You are prohibited from engaging in any outside activity previously described, without the pre-approval or disclosure required for such activity. Outside Director and Officer Positions will be approved only if any associated conflicts of interest and insider trading risks, actual or apparent, can be satisfactorily mitigated or resolved. Please note, however, you are not required to seek pre- approval or provide disclosure to serve as a board member or officer of a personal residential organization, such as a homeowner’s association or coop board, or an entity formed for personal estate planning purposes.

C.	EMPLOYEE RELATIONSHIPS

The Firm needs to be aware of relationships maintained by Supervised Persons with third parties that may create the potential for conflicts of interest. The Firm uses this information to assess the need to prohibit certain Supervised Persons from handling matters where such a conflict exists or institute mitigating controls surrounding the levels of business activity or contract negotiations where a relationship posing a conflict has been identified. This may include situations where a Supervised Person’s Related Person is: 1) a director, an owner of more than 5% of or a senior management executive of a public company, 2) employed or engaged by a company with which the Firm is conducting or may conduct business, and such Related Person or Family Member is in a position to make decisions with respect to such business or is directly involved with the relationship with the Firm (e.g. a law firm, real estate broker or general contractor), or 3) employed by or serving in an office of a state or local government entity (e.g., city retirement system, state office, public university), in which the Related Person or Family Member has the authority, directly or indirectly, to affect the entity’s current or prospective relationship with the Firm. Such relationships should be disclosed using the Firm’s automated compliance system.

For purposes of this Code, “Family Member” means the parents, children, brothers, sisters, aunts, uncles and in-laws of the Supervised Person regardless of residence, financial dependence or investment control.

VI.	ANTI-CORRUPTION POLICY

The purpose of the OFS Adviser’s Anti-Corruption Policy is to ensure compliance by the Firm and its personnel with applicable anti-bribery laws. As such, the Policy prohibits OFS Adviser personnel from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through third parties) of any amount of money or anything of value to any Public Official or Private Sector Counterparty (defined below), including a person actually known to be an immediate family member of such parties, in order to improperly influence or reward any action or decision by such person for the Firm’s benefit.
Neither funds from the Firm nor funds from any other source may be used to make any such payment or gift on behalf of or for the Firm’s benefit.

(a)	Requirements for Interaction with Public Officials

The U.S. Foreign Corrupt Practices Act (“FCPA”) is a U.S. federal law that generally prohibits the bribery of foreign officials (“Public Officials”), directly or indirectly, by any individual, business entity or employee of any such entity for the purpose of obtaining or retaining business and/or gaining an unfair advantage.

“Public Official”, for purposes of this Policy, includes any person who is employed full- or part-time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state- controlled businesses or public academic institutions. This would include, for example, employees of sovereign wealth funds, government-sponsored pension plans (i.e. pension plans for the benefit of government employees), heads of state, lower level employees of state-controlled businesses and government-sponsored university endowments. “Public Official” also includes political party officials and candidates for political office. For example, a campaign contribution is the equivalent of a payment to a Public Official under the FCPA. In certain cases, providing a payment or thing of value to a person actually known to be an immediate family member of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly.

Under the FCPA, the employees of public international organizations, such as the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States, are considered Public Officials.

In April 2010, the United Kingdom, passed its own anti-bribery law, the Bribery Act 2010 (the “Bribery Act”). However, the law went further than the FCPA, prohibiting not only bribery of “foreign public officials” but also the bribery of private parties. Further, the Bribery Act, unlike the

FCPA, prohibits “passive” bribery or the acceptance of bribes, in addition to “active” bribery, or giving a bribe.

The OFS Adviser Anti-Corruption Policy is applicable to all OFS Adviser personnel, regardless of their country of citizenship or residency. Although the FCPA and the Bribery Act are the principal anti-bribery statutes applicable to OFS Adviser and its personnel worldwide, OFS Adviser and its personnel are also subject to the applicable anti-bribery laws of all jurisdictions in which they do business and any jurisdictions involved in OFS Adviser’s cross-border transactions. OFS Adviser personnel who are not

U.S. or U.K. citizens or residents may also be subject to anti- bribery laws of their countries of citizenship or residency, as applicable.

Prior to transacting business (including merger and acquisition transactions and the retention of certain third parties) outside the U.S. or U.K., you should consult with the Compliance Department and Legal Department to obtain the applicable policies, requirements and procedures pertinent to complying with the applicable anti-bribery laws of such jurisdictions.

(b)	Requirements for Interaction with Private Sector Counterparty Representatives

OFS personnel should be sensitive to anti-corruption issues in their dealings directly or indirectly, with Private Sector Counterparty Representatives. A Private Sector Counterparty Representative is an owner, employee or representative of a private entity, such as a partnership or corporation, with which OFS Adviser is conducting or seeking to conduct business. Individuals affiliated with current and prospective clients, service providers and other third parties in such a capacity are all “Private Sector Counterparty Representatives”.

Bribery concerns may arise in connection with your day-to-day interactions with Private Sector Counterparty Representatives, regarding, for example, the offering of investment opportunities or the solicitation of OFS Adviser business by service providers. It is important to be mindful of the anti-bribery laws and to avoid any action that may give the appearance of bribery in your dealings with such individuals. While you may engage in the exchange of gifts, meals and entertainment with Private Sector Counterparty Representatives in the normal and routine course of business, it is important that you adhere to this Policy and to the Gifts, Meals and Entertainment Policy of this Code to avoid running afoul of the anti-corruption laws.

(c)	Requirements for Retention of Certain Third Parties

Payments by OFS Adviser to Third Parties raise special concerns under the FCPA, Bribery Act and any other applicable anti-bribery laws. A “Third Party” is defined as any consultant, investor, joint venture partner, local partner, broker, agent or other third party retained or to be retained by OFS Adviser for purposes of dealing with a Public Official or a Private Sector Counterparty Representative

on behalf of OFS Adviser or where the contemplated services are likely to involve business-related interactions with a Public Official or Private Sector Counterparty Representative on behalf of OFS Adviser. Because of the risk that a Third Party may seek to secure business for OFS Adviser or its Advisory Clients through violations of the FCPA or Bribery Act and that OFS Adviser or its Advisory Client’s Portfolio Companies may be subject to liability under the FCPA or Bribery Act as a result, any agreement with a Third Party that is engaged to do business with OFS Adviser is subject to specific due diligence and contractual requirements to assure compliance with the Firm’s Anti-Corruption Policy.

(d)	Pre-Approval Requirements

Unless otherwise authorized by the CCO or a Compliance Officer, you are required to adhere to the following policies and procedures, designed to facilitate your compliance with applicable anti-bribery laws.
You must obtain pre-approval for the following types of expenses, donations and contributions:

•	Gifts, meals, entertainment, travel or lodging provided to a Public Official or a person actually known to be an immediate family member or guest of a Public Official;

•	Charitable donations made on behalf of OFS Adviser at the request of a Private Sector Counterparty Representative;

•	Charitable donations made in an individual capacity or on behalf of OFS Adviser at the request of or for the benefit of a Public Official; and

•	Political contributions made to any Public Official on behalf of OFS Adviser or at the request of an Outside Party.
Pre-approval requests should be submitted via the Firm’s automated compliance system.

VII.	CIM COMPUTER ACCEPTABLE USE POLICY

The CIM Computer Acceptable Use Policy is hereby incorporated into this Code by reference. Supervised Persons are required to fully comply with all policies and procedures and certification and training requirements associated with the CIM Computer Acceptable Use Policy, and any instance of non-compliance will likely constitute a violation of this Code. The CIM Computer Acceptable Use Policy is available to all Supervised Persons on the Firm’s public network drive and Sharepoint.

ATTACHMENTS

Whistleblower Information.....................................................................................Attachment A

The listed attachment is also available on OFS Adviser’s public network drive and Sharepoint site, or fromthe Compliance Department.

ATTACHMENT A

Whistleblower Hotline Information

As part of our Whistleblower Policy, we have established an anonymous hotline where you will be able to report any suspected violation(s) of our various codes of conduct, any activity that may adversely affect the Firm’s business or reputation, or any other inappropriate conduct of which you may become aware. Although we encourage you to report any concerns or problems you may have to your supervisor, there may be times where you may not feel comfortable voicing these concerns or problems to them. Due to this, we have set up an anonymous hotline with Report It Systems. Through Report It, you can report any situations or concerns without having any adverse ramifications for you. If you desire or need to report a violation or misconduct, you can do so by either calling the Report It hotline or by logging into their website. The OFS Report It username and password information is listed below.

•	Username: OFS Management

•	Password: OFS Management

1.	Toll free hotline number: 1-877-778-5463 (1 -877-RPT-LINE)

2.	Website address: www.reportit.net

a.	Click on the Report It Online link

b.	Click on the Report It Now button

c.	Type the Username/Password under the “Create Report” column

d.	Click on the Report It Now button

You will be able to anonymously file a wide variety of reports from questionable accounting or auditing matters to harassment or hostile work environment through either the website or the toll free hotline number. Any report that you submit will be handled anonymously by Report It and your name will not be provided by Report It to any OFS contact. We hope that by implementing this hotline service, you will be able to keep our organization free from fraudulent and unethical accounting/auditing activity while achieving our goal to maintain and conduct our business at the utmost level of professional standards and best practices.